FOR IMMEDIATE RELEASE


Contacts:
Lauren T. Barnett, President and CEO
Tel: (518) 842-7200  Fax: (518) 842-7500
Harold A. Baylor, Jr., Vice Pres., CFO & Treasurer
Tel: (518) 842-7200  Fax: (518) 842-1688


               Ambanc Holding Co., Inc. Announces Earnings for the
                 Three and Nine-Months Ended September 30, 1998

     Amsterdam, N.Y., October 23, 1998 -- Lauren T. Barnett, President and CEO of Ambanc Holding Co., Inc. (NASDAQ National Market under the symbol "AHCI") announced that the Company's net income for the three and nine-months ended September 30, 1998, as compared to the corresponding periods in 1997, declined due to certain nonrecurring charges against earnings.

     Mr. Barnett stated that the Company's net income after excluding nonrecurring items had increased for the quarter ended September 30, 1998 to approximately $637,000 from approximately $533,000 in 1997 with net interest income increasing by $204,000, or 5.26%, to $4.1 million. Mr. Barnett also stated that net income after excluding nonrecurring items for the nine-months ended September 30, 1998 declined to approximately $1.6 million from approximately $1.7 million in the corresponding 1997 period. Net interest income for the nine-months ended September 30, 1998 experienced a slight decline, decreasing by $114,000, or 0.96%, to $11.8 million.

     Net income for the three and nine-months ended September 30, 1998 was $478,000, or $0.13 per diluted share, and $1.0 million, or $0.27 per diluted share, respectively. For the corresponding periods in 1997, respectively, the Company had net income of $736,000, or $0.19 per diluted share, and $2.0 million, or $0.49 per diluted share.

     Mr. Barnett attributed the earnings declines for the three and nine-months ended September 30, 1998, as compared to 1997, primarily to the nonrecurring items. During the quarter ended September 30, 1998, the Company recorded net losses on security transactions of $60,000 compared to net gains on security transactions of $328,000 in 1997. Also contributing to the decline in earnings in the third quarter of 1998, as compared to 1997, were charges against operating results of $132,000 that were incurred by the Company to defend against and settle legal actions initiated by a shareholder and a one-time charge of $67,000 to substantially modify repurchase agreements with its counterparty. During the nine-months ended September 30, 1998, the Company incurred net losses on security transactions of $165,000 compared to net gains of $505,000 in the corresponding period of 1997. Also contributing to the decline in earnings for the nine-month period in 1998, as compared to the same period in 1997, were charges of $291,000 related to the shareholder legal action and settlement, $399,000 related to the termination and consulting agreements entered into with the former President and CEO, and the $67,000 modification charge on repurchase agreements.

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     Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The
Company's primary subsidiary, Amsterdam Savings Bank, FSB, operates twelve (12) banking offices in Montgomery (4), Saratoga (4), Albany (2), Schenectady (1), and Fulton (1) counties in the Capital Region of upstate New York.

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